EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at June 30,	As at December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$87,026	$137,359
Term deposits with banks	4,100	106
Financial assets, available-for-sale	1,377	6,367
Accounts receivables, net	2,781	3,122
Receivables from sales representatives	8,579	10,630
Inventories	293	266
Prepaid expenses and other current assets	18,271	18,544
	122,427	176,394
Non-current assets
Property and equipment	63,882	49,701
Investment properties	86,639	89,615
Intangible assets	38,546	21,423
Long term investment	100	100
Deferred income tax assets	38	98
Other non-current assets	1,592	1,766
	190,797	162,703
Total assets	$313,224	$339,097

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,937	$8,779
Deferred income and customer prepayments	93,540	84,704
Accrued liabilities	19,467	19,166
Income tax liabilities	4,221	2,635
	127,165	115,284
Non-current liabilities
Accounts payable	864	-
Deferred income and customer prepayments	5,467	5,660
Deferred income tax liabilities	6,389	4,591
	12,720	10,251
Total liabilities	139,885	125,535

Equity attributable to Company’s shareholders
Common shares	528	525
Treasury shares	(200,089)	(150,089)
Other reserves	160,521	161,950
Retained earnings	198,726	191,594
Total Company shareholders’ equity	159,686	203,980
Non-controlling interests	13,653	9,582
Total equity	$173,339	$213,562
Total liabilities and equity	$313,224	$339,097

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$23,864	$26,217	$47,706	$54,176
Exhibitions	32,412	33,274	41,272	34,775
Miscellaneous	2,061	1,948	3,829	3,740
	58,337	61,439	92,807	92,691
Operating Expenses:
Sales (Note 2)	19,244	19,272	28,290	30,265
Event production	9,015	10,254	10,819	10,650
Community and content (Note 2)	6,955	7,547	12,398	13,732
General and administrative (Note 2 & 3)	13,825	13,364	27,953	23,156
Information and technology (Note 2)	3,095	3,161	6,286	6,475
Total Operating Expenses	52,134	53,598	85,746	84,278
Profit on sale of property	-	10,953	-	15,410
Profit from Operations	6,203	18,794	7,061	23,823
Interest income	333	347	750	621
Gain on sale of available-for-sale securities	-	-	10	-
Interest expenses	(45)	-	(92)	-
Profit before Income Taxes	6,491	19,141	7,729	24,444
Income tax expense	(411)	(2,643)	(766)	(2,669)
Net Profit	$6,080	$16,498	$6,963	$21,775
Net (profit) / loss attributable to non-controlling interests	907	276	169	620
Net profit attributable to the Company’s shareholders	$6,987	$16,774	$7,132	$22,395
Basic net profit per share attributable to the Company’s shareholders	$0.21	$0.49	$0.21	$0.65
Shares used in basic net profit per share calculations	33,422,850	34,397,879	34,052,107	34,384,481
Diluted net profit per share attributable to the Company’s shareholders	$0.20	$0.46	$0.20	$0.62
Shares used in diluted net profit per share calculations	35,183,171	36,200,567	35,672,551	36,048,346

Note:	1.	Online and other media services consists of:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Online services	$20,844	$22,689	$42,096	$47,664
Print services	3,020	3,528	5,610	6,512
	$23,864	$26,217	$47,706	$54,176

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Note:	2.	Non-cash compensation expenses associated with the several equity compensation plans and Global Sources Directors Share Grant Award Plan included under various categories of expenses are as follows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$139	$159	$146	$227
Community and content	27	25	(32)	(16)
General and administrative	347	374	530	603
Information and technology	50	54	120	139
	$563	$612	$764	$953

Note:	3.	General and administrative expenses consist of:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
General and administrative expenses before amortization of intangible assets, impairment charge on intangible assets and foreign exchange losses (gains)	$10,241	$10,818	$19,267	$19,590
Amortization of intangible assets	1,510	694	4,971	1,470
Impairment charge on intangible assets	2,238	2,531	2,238	2,531
Foreign exchange losses (gains)	(164)	(679)	1,477	(435)
	$13,825	$13,364	$27,953	$23,156